Exhibit 99.1

February 8, 2010

NASDAQ OMX ANNOUNCES FOURTH QUARTER 2009 RESULTS

– NON-GAAP DILUTED EPS $0.46 (GAAP DILUTED EPS $0.20) –

New York, N.Y.—The NASDAQ OMX Group, Inc. (“NASDAQ OMX®”; NASDAQ: NDAQ) today reported net income attributable to NASDAQ OMX of $43 million, or $0.20 per diluted share, for the fourth quarter of 2009 compared with net income attributable to NASDAQ OMX of $60 million, or $0.28 per diluted share, in the third quarter of 2009, and net income attributable to NASDAQ OMX of $35 million, or $0.17 per diluted share, in the fourth quarter of 2008. Net income attributable to NASDAQ OMX for the full year of 2009 was $266 million, or $1.25 per diluted share.

Included in fourth quarter of 2009 results are:

•	$51 million of impairment charges related to unconsolidated investees, net of tax;
•	$16 million in pre-tax expenses associated with occupancy sub-lease reserves, workforce reductions, and other non-recurring items; and
•	$12 million of pre-tax gains on the sales of certain businesses.

Excluding the above items net income attributable to NASDAQ OMX calculated on a non-GAAP basis was $99 million, compared with non-GAAP net income attributable to NASDAQ OMX of $89 million for the third quarter of 2009 and $110 million for the fourth quarter of 2008. Non-GAAP diluted earnings per common share were $0.46 for the fourth quarter of 2009 compared with non-GAAP diluted earnings per common share of $0.42 for the third quarter of 2009 and $0.52 for the fourth quarter of 2008.

“We’ve accomplished much in the past year, completing our integration efforts and furthering the diversity of our revenue model through growth in market technology, in European derivative trading, and in fee based services,” commented Bob Greifeld, NASDAQ OMX’s Chief Executive Officer. “Today we are a more efficient operator with better financial flexibility, placing us in a strong position to lever our expertise in trading technology, clearing, data distribution, and corporate services. The changing dynamics of our industry are providing numerous growth opportunities and our technology leadership leaves us well positioned to swiftly capitalize on those changes to expand our business.”

Highlights

•

Grew Nordic derivative volume in the fourth quarter of 2009 to 28.3 million transactions, representing an increase of nearly 18% from prior quarter levels. Driving this growth was the transition to NASDAQ OMX of trading activity previously done on EDX.

•

Welcomed, at the beginning of December, 34 new international members for trading and clearing in Nordic derivatives. This represents an annual member increase of more than 60 percent when compared to last year. A membership at NASDAQ OMX

Stockholm allows access to all Nordic equities and fixed income derivatives products through one single trading platform. Among its products is the OMXS30, the third most traded domestic index in Europe.

•

Completed the first cross border merger of clearinghouses, with the combination of the Nord Pool and Nordic clearinghouses. The combination provided clearing capital synergies while offering the ability to deliver enhanced services across financial derivative and commodity products through continued development of clearing technology.

•

Together with Nord Pool Spot, launched N2EX, a marketplace for physical UK power contracts. N2EX establishes an auction-driven reference price based on the physical market which will be used as the basis for N2EX’s planned derivatives market later in 2010.

•	Witnessed volume growth in the European power market, with total cleared power contracts increasing 28% from the third quarter of 2009, and 14% from the fourth quarter of 2008.

•

Reached new market share highs in the trading of U.S. equity options contracts. The combined market share of NASDAQ OMX PHLX and The NASDAQ Options Market (“NOM”) averaged 22% during the fourth quarter of 2009, as PHLX averaged 19% and NOM averaged 3%, an increase of 2% when compared to combined market share of 20% in the third quarter of 2009. Total volume traded on these markets grew 30% in the fourth quarter of 2009 when compared to the same period last year.

•

Improved market share in trading of US equities. Market share for The NASDAQ Stock Market grew to 21% while NASDAQ OMX BX grew to 3%, for a combined share of 24%, up from a combined share of 22% in Q309.

•

Captured a total of 143 new listings in 2009, including 131 on The NASDAQ Stock Market and 12 on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic. New listings include a record 33 Chinese companies, more than any other U.S. exchange. A total of 124 Chinese companies now list on NASDAQ. Also included in 2009 new listings are 34 initial public offerings.

•

Expanded the offering of Norwegian securities to include the 30 largest Norwegian shares and became the first regulated exchange to offer central counterparty clearing for trading of Norwegian equities, enabling significant cost, risk and liquidity advantages.

•

Named Outstanding Data Provider of the Year by the Financial Information Services Division (FISD) of the Software and Information Industry Association. The award recognizes exchanges or data providers that most closely adhere to the FISD’s best practices in customer service and communication.

•

Selected as the primary source of real-time index values for Russell Investments’ global indexes. In order to more broadly distribute this comprehensive, rules-based index information, NASDAQ OMX began disseminating real-time values for the Russell Global Indexes in early 2010.

•

Expanded the Global Index Group product offering by launching 28 new indexes in the fourth quarter of 2009, including both custom and NASDAQ OMX indexes. In addition, product sponsors launched 7 new ETFS based on NASDAQ OMX indexes.

•

Announced plans to expand an agreement with Morningstar, Inc. (Nasdaq:MORN), a leading provider of independent investment research, to provide comprehensive analyst research reports on NASDAQ-listed companies.

•

Signed a commercial contract with BM&FBOVESPA (BM&FBOVESPA:BVMF3) regarding global distribution of market data and the provisioning of NASDAQ OMX products and corporate services to public companies in Brazil. NASDAQ OMX also announced plans to develop a communications system to facilitate the routing of orders between participating brokers located in the United States and brokers located in Brazil, subject to required regulatory approvals and other customary conditions.

•

Renewed our regulatory services relationship with FINRA, the premier independent regulatory services provider in the United States, and expanded our use of FINRA to NASDAQ OMX PHLX. This illustrates NASDAQ OMX’s commitment to providing investors with access to the best regulated markets in the world.

•

Refinanced existing debt by completing a $1 billion underwritten public offering of 5 and 10 year senior unsecured notes and entering into new senior unsecured credit facilities providing for up to $950 million in borrowings, including $700 million in funded term loans and $250 million in an unfunded revolving credit commitment. The refinancing provides increased flexibility regarding the use of free cash, extends the maturity date of debt obligations, and reduces interest rate risk. Additionally, NASDAQ OMX’s corporate debt was recently upgraded by both Standard & Poor’s (BBB) and Moody’s (Baa3). The ratings reflect an investment grade profile from both agencies.

“The strong cash flow of our diverse business model recently provided us with an opportunity to refinance our outstanding credit facility at extremely favorable terms,” noted Adena Friedman, Chief Financial Officer. “The terms of the new debt provide us with increased flexibility in our capital management decisions while reducing our interest rate exposure. Additionally, the recent upgrades of our debt ratings speak to our sound financial policy and to the fact that we delivered on the promises of our integration efforts and improved the efficiency of our operations. In 2010, our goal is to maintain this financial discipline while delivering growth to our shareholders. For the full year of 2010, our guidance for total operating expenses is to be in the range of $865 million to $885 million, including approximately $50 million in non-recurring costs.”

Financial Review

Revenues

Revenues less liquidity rebates, brokerage, clearance and exchange fees (“net exchange revenues”) were $369 million for the fourth quarter of 2009, an increase of $20 million, or 6%, from third quarter of 2009 results. Net exchange revenues decreased $34 million, or 8%, from fourth quarter of 2008 results.

Market Services

Market Services net exchange revenues were $240 million, an increase of 4% from the third quarter of 2009, but a decrease of 14% from the fourth quarter of 2008.

Transaction Services

Net exchange revenues from Transaction Services were $150 million for the fourth quarter of 2009, an increase of $11 million, or 8%, when compared to the third quarter of 2009, but a decrease of $30 million, or 17%, when compared to the fourth quarter of 2008.

•

Cash Equity Trading net exchange revenues were $54 million for the fourth quarter of 2009, up $5 million, or 10%, from the third quarter of 2009 but down $40 million, or 43%, from the prior year quarter.

•

Net U.S. cash equity trading revenues increased when compared to the third quarter of 2009 due to higher average net fees for shares matched on NASDAQ’s and NASDAQ OMX BX’s trading systems and higher market share. Somewhat offsetting the increase was a decline in industry trading volume, which was down 12% from third quarter of 2009 levels. Revenues decreased when compared to the prior year quarter due primarily to declines in matched share volume and lower average net fee per share matched on NASDAQ’s trading system.

•

European cash equity trading revenues declined when compared to the third quarter of 2009 and to the prior year quarter. The modest decline from the third quarter of 2009 is due to lower value traded and to fee changes that were introduced with the implementation of central counterparty clearing during the fourth quarter of 2009. The decline from the fourth quarter of 2008 is primarily due to a decline in value traded, which dropped from €170 billion in the prior year quarter to €139 billion in the fourth quarter of 2009.

•

Included in U.S. cash equity trading revenues in the fourth quarter of 2009 are $103 million in SEC Section 31 fees, compared with $94 million in the third quarter of 2009 and $36 million in the fourth quarter of 2008. Corresponding cost of revenues, reflecting the reimbursement of these fees to the SEC, is included in brokerage, clearance and exchange fees.

•	Derivative trading and clearing net exchange revenues were $57 million for the fourth quarter of 2009, up $3 million, or 6%, from both the third quarter of 2009 and the prior year quarter.

•	Net U.S. derivative trading revenues declined when compared to the third quarter of 2009 and to the prior year quarter, primarily due to lower average net fees for traded contracts.

•

European derivative trading and clearing revenues increased when compared to the third quarter of 2009 and to the fourth quarter of 2008. Increases when compared to the third quarter of 2009 are due to increases in clearing activity for energy contracts and to increases in trading volume for index options and futures contracts. The increase in trading volumes for index options and futures contracts is primarily due to the migration of trading to NASDAQ OMX that was previously transacted at EDX. Growth when compared to the prior year quarter is primarily due to the inclusion of NASDAQ OMX Commodities revenues following the October 21, 2008 closing of NASDAQ OMX’s acquisition of Nord Pool ASA’s clearing, international derivatives and consulting subsidiaries, and to increases in clearing activity for energy contracts. Also contributing to the increase in revenues when compared to the fourth quarter of 2008 are favorable changes in the exchange rates of various currencies as compared to the U.S. dollar.

•

Access Services revenues were $39 million for the fourth quarter of 2009, an increase of $3 million, or 8%, when compared to the third quarter of 2009 and $7 million, or 22%, when compared to the prior year quarter. The increase in access services revenues when compared to both the third quarter of 2009 and to the prior year quarter is primarily due to revised fees for access services and increased demand for co-location services.

Market Data

Market Data revenues were $83 million for the fourth quarter of 2009, up $4 million, or 5%, when compared to the third quarter of 2009, but down $2 million, or 2%, when compared to the fourth quarter of 2008.

•

Net U.S. tape plans revenues were $33 million in the fourth quarter of 2009, up $2 million, or 6%, when compared to the third quarter of 2009 but down $4 million, or 11%, when compared to the prior year quarter. The increase when compared to the third quarter of 2009 is due to increases in NASDAQ’s and NASDAQ OMX BX’s trading and quoting market share of U.S equities. The decline in U.S. tape plans revenues, net of revenue sharing plans, in the fourth quarter of 2009 when compared to the fourth quarter of 2008 is primarily due to the decline in NASDAQ’s trading and quoting market share of U.S. equities and a reduction in the size of tape plan revenue pools.

•

U.S. market data products revenues were $30 million in the fourth quarter of 2009, an increase of $1 million, or 3%, when compared to the third quarter of 2009, and an increase of $3 million, or 11%, when compared to the year ago quarter. Revenue growth when compared to the prior year quarter is driven primarily by the growth of products such as the NASDAQ Global Index Data Service, launched in the first quarter of 2009, and other proprietary data products.

•

European market data products revenues were $20 million in the fourth quarter of 2009, an increase of $1 million, or 5%, when compared to the third quarter of 2009, but a decrease of $1 million, or 5%, when compared to the prior year quarter. The increase when compared to the third quarter of 2009 is primarily due to changes in the exchange rates of various currencies as compared to the U.S. dollar. The decrease when compared to the fourth quarter of 2008 is due to declines in subscriber populations.

Issuer Services

During the fourth quarter of 2009, Issuer Services revenues were $82 million, representing an increase of $1 million, or 1%, from the prior quarter, but a decrease of $3 million, or 4%, from the fourth quarter of 2008.

Global Listing Services

Global Listing Services revenues were $72 million for the fourth quarter of 2009, up $1 million, or 1%, from the third quarter of 2009, but down $3 million, or 4%, when compared to the fourth quarter of 2008. The increase when compared to the third quarter of 2009 is primarily due to higher market capitalization values for European listed equities, which in turn result in higher European listing fees. Decreases in revenues from the prior year period are due primarily to the fourth quarter of 2009 sale of Carpenter Moore, NASDAQ OMX’s insurance brokerage business. Also contributing to the decline are lower U.S. annual renewal fees resulting from fewer listed companies.

Market Technology

Market Technology revenues were $44 million for the fourth quarter of 2009, up $8 million, or 22%, when compared to the third quarter of 2009, and up $9 million, or 26%, when compared to the fourth quarter of 2008. Revenue increases are primarily due to the increased deliveries of market technology contracts. Also contributing to the increases are changes in the exchange rates of various currencies as compared to the U.S. dollar.

Operating Expenses

Total non-GAAP operating expenses increased $7 million, or 4%, to $204 million from $197 million in the third quarter of 2009, but decreased $9 million, or 4%, from $213 million in the prior year quarter. The increase in expenses when compared to the third quarter of 2009 is primarily driven by higher compensation expense and increased marketing and advertising spending. The decrease in expenses from the fourth quarter of 2008 was realized through a reduction in compensation expense and lower general, administrative and other expense. These reductions were driven by successful integration efforts associated with NASDAQ’s business combination with OMX and acquisition of the Philadelphia Stock Exchange.

Net Interest Expense

Net interest expense was $22 million for the fourth quarter of 2009, compared with $23 million for the third quarter of 2009 and $28 million for the fourth quarter of 2008. Included in interest expense for the fourth quarter of 2009 is $15 million in interest expense, $3 million of non-cash expense associated with accretion of 2.5% convertible notes, $3 million in non-cash debt amortization expenses, and $4 million in other related fees. Interest income for the fourth quarter of 2009 was $3 million.

Earnings Per Share

On a non-GAAP basis, fourth quarter 2009 earnings per diluted share were $0.46 as compared to non-GAAP earnings per diluted share of $0.42 in the third quarter of 2009 and non-GAAP earnings per diluted share of $0.52 in the prior year quarter. NASDAQ OMX’s weighted average shares outstanding used to calculate diluted earnings per share was 215 million for the fourth quarter of 2009 compared with 215 million for the third quarter of 2009 and 214 million for the fourth quarter of 2008.

In June 2009, NASDAQ OMX filed an application for an advance tax ruling with the Swedish Tax Council for Advanced Tax Rulings. The application was filed to confirm whether certain interest expense is deductible for Swedish tax purposes under legislation that became effective on January 1, 2009. We expect to receive a favorable response from the Swedish Tax Council for Advance Tax Rulings. We recorded the Swedish tax benefit as described above in our condensed consolidated financial statements. In the fourth quarter of 2009, we recorded a tax benefit of $5 million, or $0.02 per diluted share. For the full year of 2009, we recorded a tax benefit of $19 million, or $0.09 per diluted share. We expect to record recurring quarterly tax benefits of $4 million to $5 million with respect to this issue for the foreseeable future.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,700 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Twitter (http://twitter.com/nasdaq) and Facebook (http://www.facebook.com/pages/NASDAQcom/13881287428).

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, NASDAQ OMX also discloses certain non-GAAP results of operations, including net income, diluted earnings per share, operating expenses, and operating income that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess NASDAQ OMX’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about our future financial results, growth, trading volumes and achievement of synergy targets, (ii) statements about the implementation dates and benefits of certain strategic initiatives, (iii) statements about our integrations of our recent acquisitions and (iv) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, NASDAQ OMX’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ OMX’s filings with the U.S. Securities Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on NASDAQ OMX’s website at http://www.nasdaqomx.com and the SEC’s website at www.sec.gov. NASDAQ OMX undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts Media Relations:		Contact Investor Relations:

Bethany Sherman	+1.212.401.8714	Vincent Palmiere +1.212.401.8742

Anna Rasin	+46(8)405.6612

(tables follow)

(income statement)

(revenue statement)

(balance sheet)

(GAAP reconciliation table)

(key drivers)

The NASDAQ OMX Group, Inc.

Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Revenues
Market Services revenues	$686	$691	$901	$2,929	$3,176
Cost of revenues:
Liquidity rebates	(308)	(329)	(528)	(1,475)	(1,744)
Brokerage, clearance and exchange fees	(138)	(132)	(94)	(481)	(446)

Total cost of revenues	(446)	(461)	(622)	(1,956)	(2,190)

Total Market Services revenues less liquidity rebates, brokerage, clearance and exchange fees	240	230	279	973	986

Issuer Services revenues	82	81	85	324	343
Market Technology revenues	44	36	35	145	119
Other revenues	3	2	4	11	12

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	369	349	403	1,453	1,460

Operating Expenses
Compensation and benefits	110	99	106	412	401
Marketing and advertising	7	3	6	15	19
Depreciation and amortization	27	27	27	104	93
Professional and contract services	20	20	19	76	72
Computer operations and data communications	16	14	13	58	54
Occupancy	26	19	17	81	65
Regulatory	3	10	7	32	29
Merger expenses	—	5	10	17	25
General, administrative and other	11	21	18	55	62

Total operating expenses	220	218	223	850	820

Operating income	149	131	180	603	640

Interest income	3	3	7	13	35
Interest expense	(25)	(26)	(35)	(102)	(97)
Dividend and investment income	—	1	3	2	8
Loss on sale of investment security	—	—	—	(5)	—
Gain on sales of businesses	12	—	—	12	—
Income (loss) from unconsolidated investees, net	(87)	—	—	(107)	27
Debt conversion expense	—	(25)	—	(25)	—
Asset impairment charges	—	—	(35)	—	(42)
Loss on foreign currency contracts, net	—	—	(47)	—	(58)

Income before income taxes	52	84	73	391	513
Income tax provision	10	25	38	128	198

Net income	42	59	35	263	315

Net (income) loss attributable to noncontrolling interests	1	1	—	3	(1)

Net income attributable to NASDAQ OMX	$43	$60	$35	$266	$314

Basic and diluted earnings per share:
Basic earnings per share	$0.20	$0.30	$0.17	$1.30	$1.65

Diluted earnings per share	$0.20	$0.28	$0.17	$1.25	$1.55

Weighted-average common shares outstanding for earnings per share:
Basic	211	203	201	205	190
Diluted	215	215	214	215	205

The NASDAQ OMX Group, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
MARKET SERVICES
Transaction Services
Cash Equity Trading Revenues:
U.S. cash equity trading	$446	$461	$675	$2,010	$2,412
Cost of revenues:
Liquidity rebates	(286)	(310)	(516)	(1,394)	(1,718)
Brokerage, clearance and exchange fees	(130)	(127)	(93)	(465)	(444)

Total U.S. cash equity cost of revenues	(416)	(437)	(609)	(1,859)	(2,162)

Net U.S. cash equity trading revenues	30	24	66	151	250
European cash equity trading	24	25	28	99	116

Total net cash equity trading revenues	54	49	94	250	366

Derivative Trading and Clearing Revenues:
U.S. derivative trading	61	58	48	232	93
Cost of revenues:
Liquidity rebates	(22)	(19)	(12)	(81)	(26)
Brokerage, clearance and exchange fees	(8)	(5)	(1)	(16)	(2)

Total U.S. derivative cost of revenues	(30)	(24)	(13)	(97)	(28)

Net U.S. derivative trading revenues	31	34	35	135	65
European derivative trading and clearing revenues	26	20	19	87	64

Total net derivative trading and clearing revenues	57	54	54	222	129

Access Services Revenues	39	36	32	138	112

Total Transaction Services revenues less liquidity rebates, brokerage, clearance and exchange fees	150	139	180	610	607

Market Data
Net U.S. tape plans	33	31	37	128	146
U.S. market data products	30	29	27	116	107
European market data products	20	19	21	78	77

Total Market Data revenues	83	79	85	322	330

Broker Services	6	9	11	32	41

Other Market Services	1	3	3	9	8

Total Market Services revenues less liquidity rebates, brokerage, clearance and exchange fees	240	230	279	973	986

ISSUER SERVICES
Global Listing Services:
Annual renewal fees	29	29	31	117	125
Listing of additional shares fees	10	9	10	37	40
Initial listing fees	5	5	5	20	22

Total U.S. listing fees	44	43	46	174	187
European listing fees	12	11	12	45	48
Corporate services	16	17	17	66	64

Total Global Listing Services	72	71	75	285	299

Global Index Group	10	10	10	39	44

Total Issuer Services revenues	82	81	85	324	343

MARKET TECHNOLOGY
License, support and project revenues	34	28	22	110	86
Facility management services	9	7	9	30	29
Other revenues	1	1	4	5	4

Total Market Technology revenues	44	36	35	145	119

Other	3	2	4	11	12

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	$369	$349	$403	$1,453	$1,460

The NASDAQ OMX Group, Inc.

Consolidated Balance Sheets

(in millions)

	December 31, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$594	$374
Restricted cash	60	141
Financial investments, at fair value	308	227
Receivables, net	301	339
Deferred tax assets	25	27
Market value, outstanding derivative positions	2,054	4,122
Other current assets	112	198

Total current assets	3,454	5,428
Non-current restricted cash	50	50
Property and equipment, net	164	183
Non-current deferred tax assets	504	659
Goodwill	4,800	4,492
Intangible assets, net	1,631	1,583
Other assets	119	357

Total assets	$10,722	$12,752

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$119	$242
Section 31 fees payable to SEC	137	49
Accrued personnel costs	125	157
Deferred revenue	105	98
Other accrued liabilities	79	165
Deferred tax liabilities	23	19
Market value, outstanding derivative positions	2,054	4,122
Current portion of debt obligations	225	225

Total current liabilities	2,867	5,077
Debt obligations	1,867	2,299
Non-current deferred tax liabilities	683	696
Non-current deferred revenue	160	155
Other liabilities	186	222

Total liabilities	5,763	8,449
Commitments and contingencies
Series A convertible preferred stock	15	—
Equity
NASDAQ OMX stockholders’ equity:
Common stock	2	2
Preferred stock	—	—
Additional paid-in capital	3,731	3,569
Common stock in treasury, at cost	(10)	(10)
Accumulated other comprehensive loss	(406)	(619)
Retained earnings	1,610	1,344

Total NASDAQ OMX stockholders’ equity	4,927	4,286
Noncontrolling interests	17	17

Total equity	4,944	4,303

Total liabilities, Series A convertible preferred stock and equity	$10,722	$12,752

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP to Non-GAAP Earnings and

Reconciliation of GAAP to Non-GAAP Operating Expenses

(in millions, except per share amounts)

	Three Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008
GAAP Net Income attributable to NASDAQ OMX:	$43	$60	$35

Adjustments:
Professional fees	2	2	—
Technology	3	—	—
Occupancy	8	—	—
Regulatory	(3)	—	—
Gain on sales of businesses	(12)	—	—
Impairment of unconsolidated investees	87	—	—
Workforce reductions	6	4	—
Asset retirements	—	10	—
Debt conversion expense	—	25	—
Merger expenses	—	5	10
Asset impairment charge	—	—	35
Loss on foreign currency contracts, net	—	—	47

Total Adjustments	91	46	92

Adjustment to the income tax provision to reflect Non-GAAP adjustments(1)	(37)	(7)	(17)
Non-recurring tax items, net	2	(10)	—

Total Adjustments, net of tax	56	29	75

Non-GAAP Net Income attributable to NASDAQ OMX:	$99	$89	$110

GAAP Diluted Earnings per Common Share:	$0.20	$0.28	$0.17
Total Adj. from Non-GAAP Net Income Above:	0.26	0.14	0.35

Non-GAAP Diluted Earnings per Common Share:	$0.46	$0.42	$0.52

	Three Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008
GAAP Operating Expenses:	$220	$218	$223

Other Adjustments:
Professional fees	(2)	(2)	—
Technology	(3)	—	—
Occupancy	(8)	—	—
Regulatory	3	—	—
Workforce reductions	(6)	(4)	—
Asset retirements	—	(10)	—
Merger expenses	—	(5)	(10)

Total Adjustments	(16)	(21)	(10)

Non-GAAP Operating Expenses	$204	$197	$213

(1)	We determine the tax effect of each item based on the tax rules in the respective jurisdiction where the transaction occurred.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP to Non-GAAP Operating Income

(in millions)

(unaudited)

	Three Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008
GAAP Operating Income:	$149	$131	$180

Other Adjustments:
Professional fees	2	2	—
Technology	3	—	—
Occupancy	8	—	—
Regulatory	(3)	—	—
Workforce reductions	6	4	—
Asset retirements	—	10	—
Merger expenses	—	5	10

Total Adjustments	16	21	10

Non-GAAP Operating Income	$165	$152	$190

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	$369	$349	$403

Non-GAAP Operating Margin (1)	45%	44%	47%

(1)	Non-GAAP Operating Margin equals Non-GAAP Operating Income divided by total revenues less liquidity rebates, brokerage, clearance, and exchange fees.

The NASDAQ OMX Group, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008
Market Services
Cash Equity Trading
NASDAQ securities
Average daily share volume (in billions)	2.06	2.25	2.32
Matched market share executed on NASDAQ	31.1%	30.4%	42.8%
Matched market share executed on NASDAQ OMX BX	2.7%	2.0%	—
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	38.0%	39.3%	25.4%
Total market share (2)	71.8%	71.8%	68.3%

NYSE securities
Average daily share volume (in billions)	4.72	5.53	6.01
Matched market share executed on NASDAQ	15.0%	14.1%	22.0%
Matched market share executed on NASDAQ OMX BX	4.1%	3.1%	—
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	33.2%	35.4%	21.7%
Total market share (2)	52.3%	52.6%	43.7%

NYSE Amex and regional securities
Average daily share volume (in billions)	1.43	1.53	2.17
Matched market share executed on NASDAQ	23.5%	22.2%	34.8%
Matched market share executed on NASDAQ OMX BX	2.4%	2.1%	—
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	32.9%	34.4%	17.2%
Total market share (2)	58.8%	58.6%	52.0%

Total U.S.-listed equities
Matched share volume (in billions)	126.1	131.4	196.6
Matched market share executed on NASDAQ	20.6%	19.4	29.2
Matched market share executed on NASDAQ OMX BX	3.4%	2.7%	—

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily number of equity trades	219,811	189,002	250,497
Average daily value of shares traded (in billions)	$3.3	$3.0	$3.6

Derivative Trading and Clearing
U.S. Equity Options Contracts
Total industry average daily volume (in millions)	12.9	13.2	12.0
Matched market share:
NASDAQ OMX PHLX	19.4%	17.0%	16.9%
The NASDAQ Options Market	3.1%	3.2%	1.8%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily volume:
Equity options and fixed-income contracts	363,347	298,849	382,170
Equity options contracts traded on EDX London	51,498	87,636	136,446
Finnish option contracts traded on Eurex	86,381	65,779	73,365

NASDAQ OMX Commodities
Clearing Turnover:
Power contracts (TWh)(3)	600	480	531
Carbon contracts (1000 tCO2)(3)	12,155	13,745	18,882

Issuer Services
NASDAQ
Initial public offerings	18	12	1
New listings (4)	64	33	29
Number of listed companies (5)	2,852	2,863	3,023

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Initial public offerings	1	—	3
New listings	3	2	10
Number of listed companies (6)	797	800	824

Market Technology
Order intake (in millions)(7)	$148	$37	$30
Total order value (in millions)(8)	$417	$318	$427

(1)	Transactions reported to the Financial Industry Regulatory Authority, or FINRA/NASDAQ Trade Reporting Facility.
(2)	Includes transactions executed on both NASDAQ’s and NASDAQ OMX BX’s systems plus trades reported through the FINRA/NASDAQ Trade Reporting Facility.
(3)	Transactions executed on Nord Pool ASA and reported for clearing to NASDAQ OMX Commodities measure by Terawatt hours (TWh) and one thousand metric tons of carbon dioxide (1000 tCO2).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETFs.
(5)	Number of listed companies for NASDAQ at period end, including separately listed ETFs.
(6)	Represents companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets, NASDAQ OMX First North at period end.
(7)	Total contract value of orders signed.
(8)	Represents total contract value of orders signed that are yet to recognized as revenue.